Exhibit 10.1

November 28, 2006

Robert J. Merullo
916 Dakota Drive
Castle Rock, CO 80108

Re:          Consulting Agreement

Dear Bob:

Red Robin International, Inc. (“Red Robin” or “the Company” or “we” or “us”) wants to engage you to consult with Red Robin on food and beverage issues, research and development of new products and services, and purchasing issues beginning December 31, 2006 and ending June 30, 2008, subject to either party’s right to cancel the consulting agreement by written notice to the other party. We will require 75% of your ordinary course business time per month during the period December 31, 2006 to December 31, 2007. Between January 1, 2008 and June 30, 2008, we will require your services on an as-needed basis.

For your services, Red Robin will pay you a consulting fee of $12,500 per month in arrears between December 31, 2006 and December 31, 2007. Between January 1, 2008 and June 30, 2008, we will pay you $200 per hour for the hours you work for us with no minimum monthly amount. Between January 1, 2008 and June 30, 2008, you will need to submit an invoice showing the hours you work for us each month.  If either party cancels the consulting agreement prior to December 31, 2007, then Red Robin will pay you a prorata portion of the monthly consulting fee for the month in which the consulting agreement ends. When you are performing services for the Company, we will provide you at no cost an office and standard office equipment. We will reimburse you for reasonable travel expenses and similar out of pocket expenses that you incur in performing your consulting services for us.

As additional consideration for your services, the Board, acting as the Stock Plan Administrator for all of Red Robin’s stock option plans, will take such actions as may be appropriate: (a) to cause the stock options that the Company has awarded to you as an employee of the Company to continue to vest at the rate and on the terms stated in the applicable stock option agreement so long as you continue providing services to the Company under this consulting agreement, and (b) to allow you to exercise all options that have vested during the term of your employment or that vest during the term of your consulting agreement, so long as you continue providing services to the Company under this consulting agreement; provided that no options shall vest after June 30, 2008, and you may not exercise any options after June 30, 2008.

To the extent that the Company reasonably believes or has been advised that paying you the consulting fees or allowing your stock options to continue to vest or allowing you to exercise your stock options after December 31, 2006, will, or would likely, result in adverse tax consequences to you or to the Company or both, you agree that the Company may restructure this consulting agreement, including the Company’s obligation to pay you the consulting fees or the vesting of your stock options or the conditions upon which you may exercise said stock options (as to form and/or timing, but not as to amount) in a manner designed to eliminate or, if not practical, mitigate such adverse tax consequences.

You will perform the consulting services as an independent contractor and not as a Red Robin employee. As an independent contractor, you must pay all federal, state and local income tax and self-employment taxes arising out of the sums we pay you under this Agreement. If the IRS or any other taxing authority demands that we pay any taxes, interest or other charges on account of the sums we pay you, then you must indemnify, defend and hold us harmless from those taxes, interest, and other charges. You will need to provide us with a completed W-9 in order for our AP Department to process your invoices. Just give the Form W-9 to me or Eric.

If in the course of your services hereunder you have access to any confidential or proprietary information of the Company, then you must treat that information as confidential in the same manner as you would be obligated to do now under our Code of Ethics. The provisions of the Code of Ethics under the heading Confidentiality—Trade Secrets, Confidential Information and Proprietary Information shall continue to apply to you during the term hereof.

Any writings, reports, plans, recipes, procedures, manuals, or other written works, and any drawings, sketches, pictures, or diagrams you prepare in performing your work for us will be deemed “Works Made for Hire,” and we will own the copyright and all other rights to the Work Made for Hire. If we ask you to do so, you agree to sign any additional documents we may ask you to sign to confirm that we own the copyright in the Work Made for Hire.

Bob, if you are willing to perform the consulting services on the terms stated, please sign this letter in the space provided below.

Very truly yours,

/s/ Katherine L.Scherping
Katherine L. Scherping
Vice President

ACCEPTANCE

I agree to perform the consulting services mentioned above on the terms and conditions stated above.

/s/ Robert Merullo
Robert Merullo
Vice President

November 28, 2006